Exhibit 99

   RF Monolithics Reports Fourth Quarter and Fiscal Year 2007 Results

     Reports Record Sales, Improved Gross Margin and Record Bookings

    DALLAS--(BUSINESS WIRE)--Oct. 18, 2007--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the fourth quarter ended August 31, 2007, were $14.8 million compared with sales of $14.5 million in the fourth quarter of the prior year and sales of $13.4 million reported for the third quarter of fiscal year 2007. Sales for the year ended August 31, 2007, were $56.4 million compared with sales of $54.2 million for the year ended August 31, 2006. The Company reported record orders for the fourth quarter, record annual sales and record ending backlog for the fiscal year ended August 31, 2007.

    The Company reported a net loss, calculated in accordance with generally accepted accounting principles ("GAAP"), for the fourth quarter ended August 31, 2007, of $1.3 million, or loss of $0.14 per diluted share, compared to a GAAP net income of $77,000, or $0.01 per diluted share, for the fourth quarter of the prior year. The Company also reported a non-GAAP net loss, which excludes intangible acquisition expenses, asset impairment charges, restructuring-related severance charges, and stock compensation expense, of $65,000, or $0.01 per share, for the fourth quarter 2007, compared to a non-GAAP net income of $180,000, or $0.02 per diluted share, for the fourth quarter of the prior year.

    GAAP net loss for the year ended August 31, 2007, was $7.0 million, or $0.77 per diluted share, compared to the GAAP net income of $581,000, or $0.07 per diluted share, for the prior year. Non-GAAP net loss was $1.3 million, or $0.14 per share, compared to Non-GAAP net income of $1.2 million, or $0.14 per diluted share, for the prior year.

    David M. Kirk, President and CEO of RF Monolithics, Inc., commented, "Our performance this quarter exceeded our expectations going into the quarter. Sales of $14.8 million were a sequential growth of 10% exceeding our guidance of $14.1 million. This was the result of strong satellite radio filter sales and increased Cirronet module sales for industrial applications. Our gross margin continued to improve as expected--up 170 basis points over our third quarter and 770 basis points over the prior year's 4th quarter. Our GAAP net loss improved from the previous quarter and we were nearly at breakeven on a non-GAAP basis and in line with previous guidance.

    "Fiscal year 2007 was a year of positive change for RFM. We are transforming the company from a wireless component provider to a wireless solutions provider servicing the emerging machine-to-machine
(M2M) technology markets. This transformation was accelerated by our acquisition of an embedded module and firmware manufacturer (Cirronet) and a computerized maintenance management system software and services provider (Aleier). Our vision to transform the company and the success of the acquisitions is validating our strategy. In 2007 our wireless solutions year-over-year sales increased almost 90%. This growth offset the wireless component sales decrease of 25% and allowed us to report the strongest annual sales in our history. We also ended the year with record bookings and we enter fiscal year 2008 with the strongest backlog ever.

    "Another positive change was the decision to become a fabless wireless component provider. In order to retain our market share of this commodity business we had to significantly cut costs. While this aggressive action has negatively impacted our current year financial performance, we expect to see annual savings of approximately $5 million resulting from running a fabless operation. We expected to have completed the transition in the current quarter. However, we are delaying this one quarter to insure we are supporting customer requirements on qualifications of the new product versions and some customers have requested more time for this process to be completed. While we are currently seeing some of the benefits, we expect the full impact on our gross profit margins after the transition is complete. This quarter we reported improved gross profit margins year-over-year, quarter-over-quarter, and sequentially. Our guidance for 2008 remains unchanged, we expect margins of 42% plus as we benefit from the strategic changes we made this year. Going into 2008 we will continue to execute on our strategic business plan in part by developing alliances, such as those we have benefited from this year, to sell software, services and wireless sensor networks. We will continue capitalizing on emerging M2M opportunities and the move toward condition-based monitoring."

    Guidance:

    With record bookings in our fourth quarter, we expect a sequential sales increase in the range of 3 to 8% for the first quarter of fiscal 2008. Gross profit margin will continue to improve by a percentage point or two with increased volume and some realization of the savings in going fabless. Normal operating expenses will be comparable, and we expect restructuring expenses to be lower at approximately $200,000 for the quarter. With increased sales and gross margin, we anticipate GAAP net loss per share in the range of $0.01 to $0.05. On a non-GAAP basis, we expect to be profitable with a non-GAAP net income in the range of $0.01 to $0.05 per share.

    Quarter/Annual Highlights:

    -- Year-over-year annual sales increased approximately 4% due to an 86% increase in sales for Wireless Solutions, which more than offset the 25% sales decrease recorded for Wireless
        Components.

    -- Quarterly sequential sales increased over 10%, exceeding expectations. Included was an increase in Aleier and Cirronet brand sales of 30%.

    -- Record annual bookings and record 4th quarter bookings resulted in year-end backlog of $17.5 million, up 56% compared to fiscal year 07 ending backlog of $11.2 million. The increase was up 22% from beginning backlog for fiscal year 08 which included our acquisitions' backlog.

    -- Gross margins increased 170 basis points over the previous quarter and 770 basis points over the prior year due to increased volume, improved product mix and partial savings from going fabless.

    -- Strong cash flow for the quarter contributed to a reduction in bank debt of approximately $800,000.

    -- Executed a new three year credit facility with Wells Fargo Bank, National Association, which increased the Company's availability by approximately $2 million dollars over its previous facility and supports planned growth.

    -- An earn-out payment, which was a part of the acquisition of Cirronet and based on certain sales and gross profit margin milestones, was calculated at year's end and will result in a payout of approximately $2 million on November 1, 2007. Additionally an unsecured, subordinated promissory note of $3 million, plus interest, to Cirronet shareholders also becomes due on November 1, 2007. Both will be paid when due.

    -- The earn-out payment accrual resulted in an increase in Goodwill of $2.0 million. In addition, other acquisition related adjustments resulted in increases of $2.9 million of deferred tax assets, Goodwill an additional $0.4 million and deferred tax liabilities of $3.3 million.

    --  Product Mix for current and comparative quarters' sales were:



Wireless Solutions Group        Q4 FY07       Q3 FY07       Q4 FY06
---------------------------- ------------- ------------- -------------
  -- Aleier/Cirronet Brands   $3.8 Million  $2.9 Million           N/A
  -- RFM Brands (Virtual
   Wire(TM)/RFIC)             $2.9 Million  $3.5 Million  $3.4 Million
                             ------------- ------------- -------------
            Subtotal          $6.7 Million  $6.4 Million  $3.4 Million
                             ------------- ------------- -------------
 Wireless Components Group
----------------------------
  -- Low-power Components     $2.4 Million  $2.1 Million  $3.7 Million
  -- Filter Products          $5.1 Million  $4.4 Million  $6.0 Million
  -- Frequency Control
   Modules                     $.6 Million   $.5 Million $ 1.4 Million
                             ------------- ------------- -------------
            Subtotal          $8.1 Million  $7.0 Million $11.1 Million
                             ------------- ------------- -------------

            Total Sales      $14.8 Million $13.4 Million $14.5 Million
                             ============= ============= =============




Market Diversification for current
 and comparative quarters' sales:
                                                     Q3
                                      Q4 FY07(a)    FY07(a) Q4 FY06(a)
                                     ------------- -------- ----------
     -- Automotive                          26%      27%        29%
     -- Consumer                            16%      17%        31%
     -- Industrial                          31%      29%        16%
     -- Telecom                             12%      14%        15%
     -- Other                               15%(b)   13%(b)      9%(b)
Geographic Diversification for
 current and prior quarters' sales:
                                        Q4 FY07    Q3 FY07   Q4 FY06
                                     ------------- -------- ----------
     -- North America                       59%      57%        44%
     -- Europe                              12%      15%        17%
     -- Asia and the rest of the
      world                                 29%      28%        39%


    (a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

    (b) Other includes the government and medical applications and those sales through distribution which are not considered material for tracking by application by RFM's distributors.

    Non-GAAP Financial Measures

    We report net income (loss) and earnings per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate financial comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) or income (loss) per share in accordance with GAAP. Reconciliation of reported net income
(loss) and reported income (loss) per share to non-GAAP net income or loss and non-GAAP income or loss per share respectively are included at the end of this news release.

    About RFM:

    RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. The RFM Companies (which include wholly-owned subsidiaries Cirronet and Aleier) offers a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software - extending the Internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine's "2007 M2M 100," a list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company's website at http://www.rfm.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the "Company" or "we") involve risks and uncertainties. Statements containing terms such as "believe," "expect," "plan," "anticipate," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, operation of a services business, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2006. We do not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing toll-free 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call (Reservation No. 16757385). Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687 (Reservation No. 16757385). This replay will be active from 7:00 p.m. ET October 18 through November 18, 2007.

    Internet Access:

    RFM at http://www.rfm.com. Click RFM, select "About RFM" select Investor Relations, select Webcast then click on "WebCast Live." You may also access the Conference Call at http://thomsonfinancial.com.



                      RFM Financial News Release

                         RF Monolithics, Inc.
      Unaudited Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
----------------------------------------------------------------------

                                  Three Months Ended    Year Ended
                                      August 31,        August 31,
                                     2007     2006     2007     2006
                                  --------- -------- -------- --------


 Sales                             $14,806  $14,477  $56,372  $54,162
 Cost of sales                       9,598   10,502   38,456   38,814
                                  --------- -------- -------- --------
       Gross profit                  5,208    3,975   17,916   15,348
                                  --------- -------- -------- --------
 Research and development            1,757    1,201    7,315    4,651
 Sales and marketing                 2,443    1,802    8,788    6,667
 General and administrative          1,222      838    4,567    3,284
 Restructuring                         377        0    1,961        0
 Acquisition Related Amort.            379        0    1,466        0
                                  --------- -------- -------- --------
  Operating expenses                 6,178    3,841   24,097   14,602
                                  --------- -------- -------- --------
  Income (loss) from operations       (970)     134   (6,181)     746
 Other expense, net                   (319)     (30)    (846)    (115)
                                  --------- -------- -------- --------
  Income (loss) before income
   taxes                            (1,289)     104   (7,027)     631
 Income tax expense (benefit)           (9)      27       (1)      50
                                  --------- -------- -------- --------
  Net income (loss)                $(1,280) $    77  $(7,026) $   581
                                  ========= ======== ======== ========
 Earnings (loss) per share:
  Basic                            $ (0.14) $  0.01  $ (0.77) $  0.07
                                  ========= ======== ======== ========
  Diluted                          $ (0.14) $  0.01  $ (0.77) $  0.07
                                  ========= ======== ======== ========
 Weighted average common
  shares outstanding:
  Basic                              9,244    8,083    9,066    8,014
                                  ========= ======== ======== ========
  Diluted                            9,244    8,466    9,066    8,398
                                  ========= ======== ======== ========




                         RF Monolithics, Inc.
       Reconciliation of GAAP to Non-GAAP Net Income-Unaudited
               (In Thousands, Except Per Share Amounts)

                                    Three Months Ended   Year Ended
                                     August   August      August 31
                                       31,       31,
                                       2007      2006    2007    2006
                                    --------- -------- -------- ------
GAAP net income (loss)               $(1,280)  $    77 $(7,026) $  581

Add Back Expenses:

Asset Impairments/Severance Costs:
   Inventory (Cost of Sales)               0         0   1,198       0
   Restructuring (Operating
    Expense)                             377         0   1,961       0
   Investment impairment (Non-
    Operating expense)                   137         0     137
                                    --------- -------- -------- ------
     Subtotal Asset
      Impairments/Severance Costs        514         0   3,296       0

Amortization of Acquisition
 Intangible Assets                       462         0   1,837       0

Stock Compensation Expense               239       103     612     603

                                    --------- -------- -------- ------
Subtotal Adjustments                   1,215       103   5,745     603

                                    --------- -------- -------- ------
Non-GAAP Net Income (loss)           $   (65)  $   180 $(1,281) $1,184
                                    ========= ======== ======== ======

Non-GAAP Earnings (loss) per share:
   Basic                             $ (0.01)  $  0.02 $ (0.14) $ 0.15
   Diluted                           $ (0.01)  $  0.02 $ (0.14) $ 0.14

Weighted average common shares
 outstanding
   Basic                               9,244     8,083   9,066   8,014
   Diluted                             9,244     8,466   9,066   8,398




                      RFM Financial News Release


                         RF Monolithics, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In Thousands)
----------------------------------------------------------------------
                                                August 31,  August 31,
                                                     2007       2006
                                                (Unaudited)
                                                ----------- ----------
ASSETS
Cash and cash equivalents                         $   2,404  $   5,847
Accounts receivable--net                              9,583      7,669
Inventories--net                                      8,648      9,118
Other current assets                                    575        447
                                                ----------- ----------
  Total current assets                               21,210     23,081
Property and equipment--net                           3,891      6,275
Goodwill                                             11,303          0

Acquisition intangible assets-- net                  10,320          0
Deferred tax assets--net                              2,906          0
Other assets--net                                       939      1,044
                                                ----------- ----------
  Total                                           $  50,569  $  30,400
                                                =========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
        Acquisition related liabilities           $   5,118  $   5,513

        Other liabilities                             8,321          0
                                                ----------- ----------
  Total current liabilities                          13,439      5,513
Other liabilities

        Deferred tax liability                        3,327          0

        Other liabilities                             5,233        111
                                                ----------- ----------

        Total other liabilities                       8,560        111
                                                ----------- ----------

Total liabilities                                    21,999      5,624

Stockholders' equity                                 28,570     24,776
                                                ----------- ----------
  Total                                           $  50,569  $  30,400
                                                =========== ==========

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jim@prfmonline.com
             or
             RF Monolithics, Inc.
             Carol Bivings, 972-448-3767
             Director Investor Relations
             Bivings@rfm.com